Exhibit 10.1
3Com Corporation
3Bonus Plan for Executive Officers

Adopted by the Compensation Committee of the Board of Directors on July 7, 2009
     1. Purpose. The Compensation Committee of the Board of Directors of 3Com Corporation (together with its affiliates, the “Company”) has adopted this Plan in order to provide incentives in the form of cash bonuses to the Company’s executive officers to make significant contributions to the Company’s success and profitability.
     2. Administration.
     (a) This Plan shall be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors. Subject to the express terms of the Plan, the Committee shall have full power and authority to construe, interpret and administer the Plan. The Committee’s decisions hereunder shall be final and binding.
     (b) The Committee shall from time to time: (i) determine the executive officers who will participate in the Plan (each, a “Participant”) for any fiscal year or other period (a “Performance Period”); (ii) set a target bonus amount and any additional potential bonus amounts for each Participant for each Performance Period; and (iii) establish Performance Goals in accordance with Section 3 and any other terms and conditions applicable to participants’ incentive bonuses for each Performance Period.
     (c) A Participant’s potential bonus and applicable Performance Goals established under the Plan shall be evidenced by a writing delivered to the Participant and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.
     3. Performance Goals.
     (a) The Committee shall establish for each Participant and for each Performance Period one or more goals related to the performance (defined by absolute and/or relative measures) of the Company, any of its divisions, business units, subsidiaries, regions, products or lines of business, and/or the Participant personally (“Performance Goals”). Such Goals may be based on any one or more of the following criteria: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit (GAAP or non-GAAP); return on research and development investment; market capitalization; product development and improvements; market share; cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs; business/information systems improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; and any other financial metric(s) and/or operational or strategic programs. Personal performance may be a multiplier against other Performance Goals.
     (b) The Committee may determine threshold, target(s), or other levels of performance that must be achieved, with corresponding threshold, target, maximum, upside, or other bonus payments contingent upon the attainment of the relevant Performance Goals. In establishing the performance levels, the Committee may specify the measures to be used to evaluate Performance Goal achievement and the weighting of each Performance Goal.

     4. Bonus Payments.
     (a) Within a reasonable time after the end of any Performance Period and before payment of any bonus, the Committee shall determine the extent to which the respective Performance Goals and any other material terms of the bonus awards have been satisfied.
     (b) The Committee shall determine the effect on any payment under the Plan of the disability, death, retirement or other termination of service of a Participant. The Committee may in its discretion at any time modify or terminate any Participant’s eligibility for any payment hereunder if the Committee determines that the Participant has engaged in activity in competition with, or otherwise harmful to the interests of, the Company. No benefit under the Plan may be assigned or transferred by a Participant during the Participant’s lifetime.
     (d) Participants may defer receipt of all or any portion of a bonus under this Plan if and to the extent permitted under any deferred compensation plan of the Company.
     (e) A Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of payments under the Plan no later than the date of the event creating the tax liability. The Company may, to the extent permitted by law, deduct any such tax obligations from the Participant’s respective bonus or from any other payment due to the Participant.
     5. Change in Control. In addition to any rights a Participant may have under a Change of Control Agreement with the Company, in order to preserve a Participant’s rights hereunder in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at any time, take one or more of the following actions: (i) provide for the acceleration of any time period relating to any payment hereunder, (ii) provide for payment to the Participant upon the change in control of cash or other property equal to the amount that would otherwise have been paid hereunder, (iii) adjust the criteria applicable to the payment of any amount hereunder in a manner determined by the Committee to reflect the change in control, (iv) cause the Company’s obligations under this Plan to be assumed, or new obligations substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.
     6. Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to segregate any assets for payment under the Plan, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board of Directors or the Committee be deemed to be a trustee of any amount payable under the Plan. Any liability of the Company to any Participant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan, and no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.
     7. No Right to Continued Employment. No person shall have any claim or right to participate in the Plan. Participation in any period shall not confer any right to participate in any subsequent period. Neither the adoption, maintenance or operation of the Plan nor any notification of a potential bonus hereunder shall confer upon any person any right with respect to continued employment with the Company nor shall they interfere with the rights of the Company at any time to terminate or otherwise change the terms of his or her employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company.
     8. Amendment and Termination of Plan. The Committee may amend, suspend or terminate the Plan in order to comply with any legal requirements or for any other purpose permitted by law. The Committee shall determine the effect of such action on any proposed payment(s) under the Plan.
     9. Governing Law. The Plan shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts.